Exhibit 3.5
SHAREHOLDERS’ AGREEMENT JOINDER
     This Shareholders’ Agreement Joinder (this “Joinder”) is made as of July 1, 2011, by and among ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED, a Bermuda company (the “Company”), PACIFIC ELECTRIC WIRE & CABLE CO., LTD., a Taiwan, ROC company (“PEWC” and together with the Company, the “Current Parties”) and MSD CREDIT OPPORTUNITY MASTER FUND, L.P., a Cayman Islands limited partnership (“Transferee”). Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Shareholders’ Agreement (as defined below).
RECITALS
     WHEREAS, the Current Parties are parties to that certain Amended and Restated Shareholders’ Agreement (as modified from time to time, the “Shareholders’ Agreement”), dated as of March 27, 2009; and
     WHEREAS, as of the date hereof, Transferee is acquiring 1,355,415 Shares of Common Stock (the “Transferred Shares”) from SOF Investments, L.P., a Delaware limited partnership (“SOF” and such transfer, the “Transfer”) and in connection therewith, Transferee wishes to enter into this Joinder in order to become a party to the Shareholders’ Agreement and assume all of the rights, and become bound by all of the obligations, of SOF thereunder with respect to the Transferred Shares.
     NOW, THEREFORE, the parties hereto agree as follows:
     1. Transferee hereby accedes to and expressly agrees to be bound by the terms of the Shareholders’ Agreement to the same extent as SOF with respect to the Transferred Shares.
     2. Each of the Company and PEWC acknowledge that this Joinder is effective to make the Transferee a party to the Shareholders’ Agreement and that the Transferee shall be entitled to the benefits of all of the terms and conditions of the Shareholders’ Agreement to the same extent as SOF with respect to the Transferred Shares. To the extent required, the Company and PEWC consent to the assignment and assumption of all rights and obligations of SOF under the Shareholders’ Agreement by the Transferee.
     3. This Joinder may be executed by facsimile signature and in one or more counterparts, each of which shall be deemed to be an original copy of this Joinder and all of which, when taken together, shall be deemed to constitute one and the same agreement.
     4. All notices, consents, waivers and other communication to Transferee in accordance with Section 9.2 of the Shareholders’ Agreement shall be addressed as follows:
MSD Credit Opportunity Master Fund, L.P.
645 Fifth Ave., 21st
New York, NY 10022
Attention: Marcello Liguori
212-303-1772

     5. This Joinder shall be governed by, enforced under, and construed in accordance with the Laws of the State of New York without regard to conflicts of law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).
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     IN WITNESS WHEREOF, the parties have caused this Joinder to be executed, delivered, and effective as of the date first written above.

ASIA PACIFIC WIRE & CABLE CORPORATION LIMITED

By:	/s/ Andy C. C. Cheng Name: Andy C. C. Cheng
Title: Chairman

PACIFIC ELECTRIC WIRE & CABLE CO, LTD.

By:	/s/ Yuan Chun Tang Name: Yuan Chun Tang
Title: Chairman

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.
By: MSDC Management, L.P., its Investment Manager

By:	/s/ Marcello Liguori
Name: Marcello Liguori
Title: Managing Director